NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (February 6, 2009) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended December 31, 2008, of $3,648,000 or $0.46 per share. This compares to net income of $1,011,000 or $0.13 per share for the quarter ended September 30, 2008, and compares to net income of $1,869,000 or $0.24 per share for the quarter ended December 31, 2007.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended
                                        -------------------------------------
                                         12/31/08      9/30/08      12/31/07
                                        -------------------------------------
EARNINGS DATA:
Net interest income                    $   10,582       10,016       10,089
Provision for loan losses                     250        3,200          700
Non-interest income                         5,199        3,957        2,288
Non-interest expense                        9,599        9,128        8,638
Income tax expense                          2,284          634        1,170
                                           -------      -------      -------
   Net income                          $    3,648        1,011        1,869
                                           =======      =======      =======
FINANCIAL CONDITION DATA:
Total assets                           $ 1,526,454    1,516,761    1,528,729
Total loans and mortgage-backed
  and related securities                 1,415,784    1,404,544    1,431,476
Customer and brokered deposit
  accounts                                 835,232      769,379      801,740
Stockholders' equity                       154,397      152,412      149,726


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     19.62        19.37        19.03
Earnings per share                            0.46         0.13         0.24
Cash dividends paid per share                 0.225        0.225        0.225


Return on assets (annualized net income
  divided by total average assets)           0.96%        0.26%        0.49%

Return on equity (annualized net income
  divided by average stockholders' equity)   9.51%        2.65%        5.00%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614

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